UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 12, 2009

FX Real Estate and Entertainment Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-33902	36-4612924
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

650 Madison Avenue, 15th Floor, New York, New York		10022
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	212-796-8174

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

Item 1.01 Entry into a Material Definitive Agreement.

As has been previously disclosed in FX Real Estate and Entertainment Inc.’s (the "Company") Current Report on Form 8-K dated October 30, 2009, as filed with the Securities and Exchange Commission on November 5, 2009 (the "October 30, 2009 Form 8-K"), on October 30, 2009, the Company’s Las Vegas subsidiaries entered into a Lock Up and Plan Support Agreement (the "Lock Up Agreement") with the first lien lenders under the Las Vegas subsidiaries’ $475 million mortgage loans, and two corporate affiliates (LIRA Property Owner, LLC and its parent LIRA LLC; collectively, the "Newco Entities") of Robert F.X. Sillerman, Paul C. Kanavos and Brett Torino, who are directors, executive officers and/or greater than 10% stockholders of the Company (the "Newco Entities Equity Sponsors").

As has been previously disclosed in the October 30, 2009 Form 8-K, the purpose of the Lock Up Agreement is to pursue an orderly liquidation of the Company’s Las Vegas subsidiaries for the benefit of their creditors. The Las Vegas subsidiaries are currently in default under the $475 million mortgage loans secured by their Las Vegas property, which is substantially the Company’s entire business. Reference is made to the October 30, 2009 Form 8-K for a summary description of the transactions contemplated by the Lock Up Agreement to be implemented in connection with such orderly liquidation. A copy of the Lock Up Agreement is filed as Exhibit 10.1 to the October 30, 2009 Form 8-K and is incorporated herein by this reference.
Since the October 30, 2009 Form 8-K, the following events relating to the Lock Up Agreement have occurred:

• On November 16, 2009, the first lien collateral agent, as permitted by the terms of the Lock Up Agreement, waived the non-occurrence of the following events and extended the dates on which these events are required to occur:

• The initiation of the prepackaged bankruptcy should have occurred by November 16, 2009 (the "Petition Date"). The Petition Date, as extended, is required to occur on or before December 4, 2009;
• The execution and delivery of the plan funding agreement for implementation of the plan of liquidation should have occurred by November 11, 2009 (the "Plan Funding Date"). The Plan Funding Date, as extended, is required to occur on or before November 18, 2009. The Plan Funding Date has occurred;
• The execution and delivery of a firm commitment letter from the Newco Entities Equity Sponsors (to fund the $2.2 million deposit by November 11, 2009 and, at closing, to fund approximately $16.8 million to LIRA LLC and cause LIRA LLC to fund LIRA Property Owner, LLC to satisfy its obligations under the plan funding agreement) should have occurred by November 11, 2009 (the "Firm Commitment Date"). The Firm Commitment Date, as extended, is required to occur on or before November 18, 2009. The Firm Commitment Date has occurred.
• The funding of the $2.2 million deposit by the Newco Entities Equity Sponsors should have occurred by November 11, 2009 (the "Deposit Funding Date"). The Deposit Funding Date, as extended, is required to occur on or before November 18, 2009. The Deposit Funding Date has occurred; and
• The form of final cash collateral order should have been agreed upon by November 11, 2009 (the "Form of Cash Collateral Order Date"). The Form of Cash Collateral Order Date, as extended, is required to occur on or before November 24, 2009.

If the first lien collateral agent had not waived the non-occurrence of these events and extended their dates of occurrence, the Lock Up Agreement would have automatically terminated in accordance with its terms.
• On November 16, 2009, as a result of waiving the non-occurrence of these events and extending their dates of occurrence, the first lien lenders adjourned the pending trustee’s sale of the Las Vegas property to December 22, 2009 from November 18, 2009.
• On November 12, 2009, the second lien lenders under the mortgage loans (through the second lien collateral agent) filed a complaint in the United States District Court for the Southern District of New York against the first lien lenders, the Company and its officers, directors and former directors, the Las Vegas subsidiaries, the Newco Entities and certain others alleging that such defendants have wrongfully and tortiously coordinated a breach of the intercreditor agreement between the first lien lenders and the second lien lenders by reason of the first lien lenders’ and the Las Vegas subsidiaries’ entry into the Lock Up Agreement. The complaint also seeks a declaratory judgment that: (i) the Lock Up Agreement is a prohibited transaction under the intercreditor agreement and a breach of the intercreditor agreement; and (ii) by virtue of the defendants’ breach of the material and fundamental terms of the intercreditor agreement, the second lien lenders (and the second lien collateral agent) are no longer bound by the intercreditor agreement. The complaint further asserts derivative causes of action against: (i) the Las Vegas subsidiaries and certain of their managers, members and officers for breach of fiduciary duty related to the Las Vegas subsidiaries’ entry into the Lock Up Agreement and (ii) the Company, its current and former directors and certain of its officers for aiding and abetting a breach of fiduciary duty related to their conduct leading to the Las Vegas subsidiaries’ entry into the Lock Up Agreement. Aside from the declaratory relief, the complaint seeks relief for each claim consisting of monetary damages of at least $216 million, plus interest, costs and expenses and, in the case of the claim for aiding and abetting a breach of fiduciary duty, also punitive damages. The Company believes these claims are without merit and intends to litigate accordingly.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FX Real Estate and Entertainment Inc.

November 18, 2009	By:	Mitchell J. Nelson

Name: Mitchell J. Nelson
Title: Executive Vice President, General Counsel and Secretary